Exhibit 99.3

NEON Systems, Inc. and ClientSoft Inc. unaudited pro forma combined condensed consolidated financial information.

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION

INTRODUCTORY NOTE

On December 13, 2004, NEON acquired substantially all of the assets, and assumed certain liabilities, of ClientSoft, Inc. (“ClientSoft”) for a cash purchase price of $10.5 million and the issuance to ClientSoft of a warrant to acquire up to 1,125,000 shares of NEON common stock (the “Warrant”).  ClientSoft developed, marketed and licensed web services technology and provided services related to the integration of mainframe data sources with modern distributed computing systems. The assets acquired by NEON included intellectual property, contracts and equipment and other tangible personal property. The liabilities assumed by NEON related primarily to future customer support.

The transaction contemplated was evidenced by an Asset Purchase Agreement among NEON, ClientSoft, a Delaware corporation and U.S. Bank, National Association, as escrow agent (the “Asset Purchase Agreement”). Approximately $2.3 million of the cash and the Warrant were placed in escrow at closing. The Warrant is exercisable in whole or in part at any time prior to or on June 13, 2008. The exercise price per share of the Warrant is $4.80, which is the closing price per share of NEON common stock on the NASDAQ Stock Market on December 13, 2004, multiplied by 1.33.  In connection with the asset purchase, NEON added approximately 25 former ClientSoft employees.  NEON now has approximately 100 employees worldwide. In connection with the issuance of the Warrant, NEON entered into a registration rights agreement with ClientSoft. The registration rights agreement obligates NEON to file, as soon as practicable following the Company’s filing of its annual report on Form 10-K for the fiscal year ended March 31, 2005, a shelf registration on Form S-3 to register the shares of Common Stock underlying the Warrant for resale by the holder(s) of the Warrant.  The results of the acquired operations are included in the consolidated results of operations from the period beginning on the date of acquisition through December 31, 2004.

NEON incurred an estimated $601,000 in transaction fees, including legal, valuation and accounting fees. The transaction has been accounted for as a purchase business combination, and the net preliminary purchase price of approximately $12.6 million has been preliminarily allocated to the tangible and identifiable intangible assets acquired and liabilities assumed on the basis of their estimated fair values on the acquisition date. The actual allocation of the purchase price may differ from that reflected in the unaudited proforma combined condensed financial information after the review of the fair market value of the assets and liabilities has been completed.

The following unaudited pro forma combined condensed consolidated financial information gives effect to the acquisition by NEON of substantially all of the assets of ClientSoft and the assumption of certain liabilities. The unaudited pro forma condensed combined statements of operations combine the results of operations of NEON and ClientSoft for the year ended March 31, 2004, and the six months ended September 30, 2004, respectively, as if the acquisition had occurred on April 1, 2003 and 2004, respectively.

The unaudited pro forma condensed combined financial information has been prepared from, and should be read in conjunction with, the respective historical consolidated financial statements of NEON and ClientSoft. NEON’s historical consolidated financial statements for the year ended, and as of, March 31, 2004 can be found in NEON’s Annual Report on Form 10-K filed on June 28, 2004 and NEON’s historical unaudited condensed consolidated financial statements for the nine months ended, and as of, December 31, 2004 were filed on Form 10-Q on February 14, 2005. ClientSoft’s historical consolidated financial statements as of December 31, 2003 and 2002 and for the years then ended are included in this Form 8-K filing.

The preliminary pro forma acquisition adjustments described in Note 2 are based on available information and certain assumptions made by NEON management and may be revised as additional information becomes available. While Neon acquired substantially all of the assets, and assumed certain liabilities of ClientSoft Inc., the following pro forma Condensed Combined Statements of Operations include all of ClientSoft's results. The unaudited pro forma condensed combined financial information is not intended to represent what NEON’s actual results of operations would have been if the acquisition had occurred on those dates or to project NEON’s results of operations for any future period. Since NEON and ClientSoft were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance.

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	Year Ended March 31, 2004
	NEON March 31, 2004	ClientSoft December 31, 2003	Pro Forma Adjustments	Pro Forma Combined

Revenues:
License	5,306	1,960	—	7,266
Maintenance and services	10,074	3,160	—	13,234
Total revenues	15,380	5,120	—	20,500

Cost of revenues:
Cost of licenses	84	—	1,120 (a)	1,204
Cost of maintenance and services	1,353	711	—	2,064
Total cost of revenues	1,437	711	1,120	3,268

Gross profit	13,943	4,409	(1,120)	17,232

Operating expenses:
Sales and marketing	6,085	2,471	—	8,556
Research and development	4,509	1,592	—	6,101
General and administrative	3,623	1,605	—	5,228
Restructuring	237	—	—	237
Total operating expenses	14,454	5,668	—	20,122
Loss from continuing operations	(511)	(1,259)	(1,120)	(2,890)
Interest and other income, net	275	14	—	289
Loss on write-off of notes receivable	—	(217)	—	(217)
Loss from continuing operations before income taxes	(236)	(1,462)	(1,120)	(2,818)
Provision for income taxes	—	—	—	—
Loss from continuing operations	(236)	(1,462)	(1,120)	(2,818)

Loss per share —basic and diluted:
Loss from continuing operations	$(0.03)	—	—	$(0.32)

Weighted average shares outstanding (Note 4):
Basic and diluted	8,855			8,855

Unaudited Pro Forma Condensed Combined Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended September 30, 2004
	NEON	ClientSoft	Pro Forma Adjustments	Pro Forma Combined

Revenues:
License	2,289	648	—	2,937
Maintenance and services	5,037	1,659	—	6,696
Total revenues	7,326	2,307	—	9,633

Cost of revenues:
Cost of licenses	196	—	560 (a)	756
Cost of maintenance and services	736	368	—	1,104
Total cost of revenues	932	368	560	1,860

Gross profit	6,394	1,939	(560)	7,773

Operating expenses:
Sales and marketing	3,241	991	—	4,232
Research and development	2,278	529	—	2,807
General and administrative	1,803	973	—	2,776
Total operating expenses	7,322	2,493	—	9,815
Operating loss	(928)	(554)	(560)	(2,042)
Gain on sale of notes receivable	1,215	—	—	1,215
Interest and other income, net	114	2	—	116
Income (loss) before income taxes	401	(552)	(560)	(711)
Provision for income taxes	—	—
Net income (loss)	401	(552)	(560)	(711)

Earnings (loss) per common share —Basic:	$0.04	—	—	$(0.08)

Earnings (loss) per common share —Diluted:	$0.04	—	—	$(0.08)

Weighted average shares outstanding (Note 4):
Basic	9,092			9,092
Diluted	9,459			9,459

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1—PRELIMINARY PURCHASE PRICE

The unaudited pro forma condensed combined consolidated financial information reflect an estimated purchase price of approximately $12.6 million for the net assets acquired from ClientSoft, Inc. (“ClientSoft”). The estimated value of the NEON warrant issued of $1.5 million was determined by an independent third party using the Black-Scholes option pricing model.  The estimated total purchase price for the acquisition is as follows (in thousands):

Cash	$10,500
Fair value of NEON warrant issued	1,455
Estimated direct acquisition costs	601

Total estimated purchase price	$12,556

The final purchase price is dependent on the actual final direct acquisition costs and valuation of the warrant.

Under the purchase method of accounting, the total estimated purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the date of acquisition. The valuation of the identifiable intangible assets acquired reflects management’s estimates based on, among other factors, a valuation of the intangible assets prepared by an independent third party.  Based on the estimated purchase price and the valuations, the preliminary purchase price allocation, subject to change pending completion of final analysis, is as follows (in thousands):

Tangible assets	113
Amortizable intangible assets:
Core technology	4,500
Maintenance contracts/customer relationships	1,100
Goodwill	7,477
Total assets acquired	13,190
Liabilities assumed	634
Net assets acquired	$12,556

Approximately $5.6 million has been allocated to amortizable intangible assets consisting of existing technology, maintenance contracts and customer relationships with a useful life of five years. A preliminary estimate of $7.5 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of the net tangible and amortizable intangible assets acquired. Goodwill will not be amortized and will be tested for impairment at least annually. The preliminary purchase price allocation for ClientSoft is subject to revision as more detailed analysis is completed and additional information on the fair values of ClientSoft’s tangible and intangible assets and liabilities becomes available. Any change in the fair value of the net assets of ClientSoft will change the amount of the purchase price allocable to goodwill. Final purchase accounting adjustments may therefore differ materially from the pro forma adjustments presented here.

NOTE 2—PRO FORMA ADJUSTMENTS

Certain reclassifications have been made to conform ClientSoft’s historical and pro forma amounts to NEON’s financial statement presentation.

The accompanying unaudited pro forma combined condensed consolidated financial statements have been prepared as if the acquisition was completed as of April 1, 2003 and 2004, respectively, for the statements of operations presented herein and reflect the following pro forma adjustments:

(a)          To reflect amortization of the amortizable intangible assets aggregating $5.6 million, as discussed above. Amortization is recorded on a straight-line basis over an estimated life of five years.

There were no transactions between NEON and ClientSoft during the periods presented.

Based on the finalization of the valuation, purchase price allocation, and other factors, the pro forma adjustments may change from those presented in these pro forma combined financial statements. A change in the value assigned to long-lived tangible and intangible assets and liabilities could result in a reallocation of the purchase price and a change in the pro forma adjustments. The statement of operations effect of these changes will depend on the nature and amount of the assets or liabilities adjusted.

NOTE 3—PERSONNEL COSTS

Upon closing of the acquisition, certain ClientSoft employees were not employed by NEON. NEON intends to support the acquired business subsequent to the acquisition with its existing employees, combined with the ClientSoft employees hired upon the acquisition. The estimated total annual costs associated with the ClientSoft employees not hired by NEON are approximately $880,000.

NOTE 4—RECONCILIATION OF WEIGHTED AVERAGE SHARES OUTSTANDING

Pro forma weighted average shares outstanding, on a basic and diluted basis, for the year ended March 31, 2004 and the six months ended September 30, 2004 do not include the effect of 1.125 million common share equivalents related to the issuance of a warrant for NEON common stock at an exercise price of $4.80 per share associated with the ClientSoft acquisition, as such shares are antidilutive.